DATE: July 30, 2020
XENIA HOTELS & RESORTS REPORTS SECOND QUARTER 2020 RESULTS
Orlando, FL – July 30, 2020 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended June 30, 2020.
Second Quarter and Year to Date 2020 Highlights

▪
Hotel Status: The Company had 8 hotels open and operating for the entire month of April. Having temporarily suspended operations at 31 hotels between late March and early April, the Company recommenced operations at 5 hotels in May and 13 hotels in June. Therefore, at the end of the second quarter, 26 hotels were open and operating. By July 31, 2020, the Company will have recommenced operations at 9 additional hotels, resulting in 35 of the Company's 39 hotels open and operating, representing 83% of the Company's hotel rooms.

▪
Net Loss: Net loss attributable to common stockholders for the three months ended June 30, 2020 was $99.1 million, or $0.88 per share. Net loss attributable to common stockholders for the six months ended June 30, 2020 was $135.3 million, or $1.20 per share.

▪	Adjusted EBITDAre: Adjusted EBITDAre for the three and six months ended June 30, 2020 was $(43.0) million and $(18.5) million, respectively.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $(0.46) and $(0.29) for the three and six months ended June 30, 2020, respectively.

▪
Financing Activity: In the second quarter, the Company completed amendments to each of its corporate credit facility agreements and modifications to seven of its eight secured mortgage loans. The modification to the eighth secured mortgage loan was completed subsequent to quarter end.

▪
Liquidity: As of June 30, 2020, the Company had approximately $306 million of unrestricted cash and cash equivalents. The Company has reduced its estimate of average monthly recurring cash expenses assuming all operations are temporarily suspended to $22 million. Additionally, the Company suspended its second quarter dividend and does not expect to pay a dividend for the balance of the year unless required to maintain REIT status.

“The operating environment in the second quarter was unlike anything we have ever experienced in the lodging industry," commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. "I would like to thank our hotel operating teams and corporate employees for their agility and resilience during this unprecedented time. While we are in the early stages of what is likely to be a very choppy and uneven recovery, early indications reinforce our view that travel is an integral part of life and that lodging demand will return.
Over the last few months, we have been reminded of some of our company’s key advantages. Owning hotels that attract diverse types of demand, including high-end leisure business, has helped us reopen hotels at a strong pace. By tomorrow, 35 of our 39 hotels will be open and operating, representing over 80% of our total rooms. Our hotels and resorts located in key leisure and drive-to markets were the first to reopen and affirmed our long-standing strategic focus of owning a diverse group of properties. Having a broad geographic presence, without heavy concentration in a handful of urban gateway markets, has proven to be beneficial. Being affiliated with the strongest brands, at a time when trusted brands matter the most, is also a major strength. Having a high-quality and recently renovated portfolio gives us confidence that our properties are well suited for a sustained recovery. Finally, our solid balance sheet and liquidity position have been critical this year and we expect each to help us weather this storm."

"We have taken the last few months to work with our operators to re-shape on-property operations, and we commend our operating companies for moving aggressively to control expenses, helping us reduce our average monthly recurring expenses relative to our previous estimate. We intend to maintain these leaner operating models as demand returns to prior peak levels in the years ahead," continued Mr. Verbaas. "Our consistent strategic focus on having a significant investment in assets in key leisure destinations is expected to provide us with a competitive edge in the months and quarters ahead. We experienced the benefit of this strategy as we reopened our assets in locations such as Savannah, Charleston, Key West, Napa, Phoenix and Orlando with encouraging short-term results, including six properties that had positive Hotel EBITDA for the month of June."
"While several states have experienced an uptick of COVID-19 cases in recent weeks, we currently have no plans to resuspend operations at any hotels or resorts. Month-to-date, through July 25th, our open properties averaged nearly 25% occupancy, consistent with levels we saw at our hotels that were open in June. With most of our properties now open and operating, we are positioned to capture demand in the quarters ahead. Though near-term demand is difficult to predict, we do know that having a desirable, diversified portfolio matters. Not all hotel portfolios will recover the same. Once business does recover, the renewed industry focus on streamlined operations will allow hotel owners to better deliver margin gains in future years. In addition, we anticipate a lengthy period in which competitive supply growth will be muted. In the meantime, we continue to be focused on conserving liquidity, preserving value for our shareholders, keeping our high-quality portfolio in great condition, and positioning the company for the future up cycle,” concluded Mr. Verbaas.

Operating Results
The Company’s results include the following:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change		2020	2019	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders(1)	$(99,125)	$12,777	(875.8)%		$(135,264)	$29,479	(558.8)%
Net income (loss) per share available to common stockholders - basic and diluted	$(0.88)	$0.11	(900.0)%		$(1.20)	$0.26	(561.5)%

Same-Property Number of Hotels	38	38	—		38	38	—
Same-Property Number of Rooms	10,645	10,645	—		10,645	10,645	—
Same-Property Occupancy(2)	3.9%	80.0%	(7,608	) bps	30.4%	78.0%	(4,761	) bps
Same-Property Average Daily Rate(2)	$182.30	$229.23	(20.5)%		$219.76	$229.61	(4.3)%
Same-Property RevPAR(2)	$7.18	$183.42	(96.1)%		$66.85	$179.17	(62.7)%
Same-Property Hotel EBITDA(2)(3)	$(39,956)	$90,297	(144.2)%		$(8,062)	$175,018	(104.6)%
Same-Property Hotel EBITDA Margin(2)(3)	(270.1)%	30.8%	(30,086	) bps	(3.6)%	30.1%	(3,368	) bps

Total Portfolio Number of Hotels(4)	39	40	(1)		39	40	(1)
Total Portfolio Number of Rooms(4)	11,245	11,167	78		11,245	11,167	78
Total Portfolio RevPAR(5)	$6.80	$181.09	(96.2)%		$64.24	$175.72	(63.4)%

Adjusted EBITDAre(3)	$(43,018)	$89,459	(148.1)%		$(18,517)	$167,546	(111.1)%
Adjusted FFO(3)	$(53,039)	$71,488	(174.2)%		$(33,627)	$131,520	(125.6)%
Adjusted FFO per diluted share	$(0.46)	$0.63	(173.0)%		$(0.29)	$1.15	(125.2)%

(1)	Net loss for the three and six months ended June 30, 2020 reflects the impact of a $3.7 million and $20.1 million non-cash goodwill impairment charge, respectively.

(2)
"Same-Property” includes all hotels owned as of June 30, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three and six months ended June 30, 2020, as if all hotels rooms were available for sale. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020 results and renovation disruption for multiple capital projects during the periods presented, and excludes the NOI guaranty payment at Andaz San Diego.

(3)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(4)	As of end of periods presented.

(5)
Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company. Includes hotels that had temporarily suspended operations for a portion of the three and six months ended June 30, 2020, as if all hotels rooms were available for sale.

Operations Update
The impact of the COVID-19 pandemic on the global economy, lodging industry, and the Company's operations was extreme during the second quarter, with performance beginning to gradually improve in June. In response to the rapidly deteriorating fundamentals in March, the Company worked with its hotel operators to reduce property expenses and manage working capital requirements. In March and April, the Company temporarily suspended operations at 31 of its 39 hotels, and only eight hotels remained open and operating for the full quarter. The Company began recommencing operations at its temporarily shuttered properties during the month of May beginning with five smaller, leisure-oriented hotels and resorts, with a focus on attracting local and drive-to business. In June, the Company recommenced operations at 13 additional properties. As of June 30, 2020, 26 of the Company's 39 hotels and resorts were open, representing 61% of the Company's hotel rooms.
Upon recommencement of operations, several of the Company's properties initially operated with limited room inventory and the majority had reduced food and beverage operations due to local and state ordinances, social distancing requirements, and lower anticipated demand.
The following table provides operating information for the Company's portfolio during the second quarter. These results include days the hotels and resorts were open and operating following the temporary suspension of operations during the periods presented:

	April 2020	May 2020	June 2020	Second Quarter 2020
8 Hotels that Were Open and Operating Throughout the Quarter(1)
Number of Hotels	8	8	8	8
Number of Rooms	1,345	1,345	1,345	1,345
Occupancy	5.5%	8.4%	16.9%	10.1%
Average Daily Rate	$156.67	$166.64	$173.08	$168.20
RevPAR	$8.54	$13.99	$29.31	$16.94

5 Hotels that Recommenced Operations in May
Number of Hotels		5	5	5
Number of Rooms		495	495	495
Occupancy		33.6%	48.6%	43.7%
Average Daily Rate		$211.26	$206.20	$207.46
RevPAR		$70.92	$100.20	$90.75

13 Hotels that Recommenced Operations in June
Number of Hotels			13	13
Number of Rooms			5,049	5,049
Occupancy			21.4%	21.4%
Average Daily Rate			$182.46	$182.46
RevPAR			$38.99	$38.99

26 Hotels that Were Open and Operating during Some or All of the Quarter(1)(2)
Number of Hotels	8	13	26	26
Number of Rooms	1,345	1,840	6,889	6,889
Occupancy	5.5%	12.0%	23.2%	17.4%
Average Daily Rate	$156.67	$184.68	$186.22	$184.26
RevPAR	$8.54	$22.25	$43.27	$32.09

1.
One hotel temporarily suspended operations from June 2, 2020 to June 15, 2020 due to property damage sustained during protests in the market. The days the hotel temporarily suspended operations are excluded from June and the second quarter.

2.	Excludes April information for seven hotels that were open and operating prior to temporarily suspending operations.

Hotel Status
The following table identifies the hotels and resorts that were open and operating as of July 30, 2020, as well as one hotel expected to open by July 31, 2020:

Property	Keys	Date of Temporary Suspension of Operations	Date of Recommenced Operations
Kimpton Canary Hotel Santa Barbara	97	N/A	N/A
Kimpton Hotel Monaco Chicago	191	N/A	N/A
Kimpton Hotel Monaco Denver	189	N/A	N/A
Kimpton Hotel Monaco Salt Lake City	225	N/A	N/A
Kimpton Lorien Hotel & Spa	107	N/A	N/A
Kimpton RiverPlace Hotel	85	N/A	N/A
Residence Inn Boston Cambridge	221	N/A	N/A
Andaz Savannah	151	4/6/2020	5/16/2020
Bohemian Hotel Savannah Riverfront, Autograph Collection	75	4/5/2020	5/16/2020
Grand Bohemian Hotel Mountain Brook, Autograph Collection	100	3/29/2020	5/16/2020
Grand Bohemian Hotel Charleston, Autograph Collection	50	3/27/2020	5/21/2020
Royal Palms Resort & Spa, The Unbound Collection by Hyatt	119	3/27/2020	5/21/2020
Andaz Napa	141	3/24/2020	6/1/2020
Hyatt Centric Key West Resort & Spa	120	3/22/2020	6/1/2020
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	493	3/25/2020	6/1/2020
Marriott Napa Valley Hotel & Spa	275	3/24/2020	6/1/2020
Westin Oaks Houston at The Galleria	406	3/28/2020	6/10/2020
Marriott Charleston Town Center	352	4/5/2020	6/11/2020
Grand Bohemian Hotel Orlando, Autograph Collection	247	4/5/2020	6/15/2020
Kimpton Hotel Palomar Philadelphia(1)	230	6/2/2020	6/15/2020
Marriott Dallas Downtown	416	4/6/2020	6/15/2020
The Ritz-Carlton, Pentagon City	365	4/6/2020	6/15/2020
Hyatt Regency Grand Cypress	779	3/25/2020	6/24/2020
Marriott San Francisco Airport Waterfront	688	3/31/2020	6/25/2020
Renaissance Atlanta Waverly Hotel & Convention Center	522	3/29/2020	6/26/2020
Hotel Commonwealth	245	3/29/2020	6/28/2020
Andaz San Diego	159	3/27/2020	7/1/2020
Bohemian Hotel Celebration, Autograph Collection	115	3/29/2020	7/1/2020
Marriott Woodlands Waterway Hotel & Convention Center	345	4/5/2020	7/1/2020
Renaissance Austin Hotel	492	3/28/2020	7/1/2020
The Ritz-Carlton, Denver	202	3/28/2020	7/1/2020
Waldorf Astoria Atlanta Buckhead	127	3/27/2020	7/2/2020
Loews New Orleans Hotel	285	3/28/2020	7/15/2020
Fairmont Pittsburgh	185	3/29/2020	7/24/2020
Fairmont Dallas	545	3/29/2020	7/31/2020
Total	9,344

1.	The hotel temporarily suspended operations due to property damage sustained during protests in the market.

The following table identifies the hotels and resorts that will continue to have suspended operations as of July 31, 2020. The Company currently anticipates that these properties will recommence operations before year end 2020.

Property	Keys	Date of Temporary Suspension of Operations
Hyatt Regency Portland at the Oregon Convention Center	600	3/20/2020
Hyatt Regency Santa Clara	505	3/25/2020
Park Hyatt Aviara Resort, Golf Club & Spa	327	3/27/2020
Westin Galleria Houston	469	3/28/2020
Total	1,901
Transactions
The previously announced anticipated sale of the 522-room Renaissance Atlanta Waverly Hotel & Convention Center is not expected to close as contemplated in the amended agreement. As a result, the Company expects to receive the $7.75 million non-refundable deposit which is currently being held in escrow.
Subsequent to quarter end, the Company entered into a settlement agreement regarding the deposit which had been held by the escrow agent in relation to the terminated Kimpton portfolio sale agreement. As a result of this settlement, the Company received $19 million of the $20 million non-refundable deposit.
Liquidity and Balance Sheet
As of June 30, 2020, the Company had total outstanding debt of $1.6 billion with a weighted average interest rate of 3.39%. The Company had approximately $306 million of cash and cash equivalents, which included approximately $23 million of cash held in property-level working capital accounts.
In addition, the Company held approximately $61 million of restricted cash and escrows at the end of the second quarter. Approximately $50 million of restricted cash was held in property FF&E replacement reserves, the majority of which the Company is permitted to temporarily utilize for hotel operating expenses, subject to restrictions and conditions, including replenishment requirements. The Company estimates that approximately $20 million of restricted cash held in property FF&E reserves is appropriately matched to hotels with potential future working capital needs.
The Company has reduced its estimate of average monthly recurring cash expenses, assuming all hotels have temporarily suspended operations, as follows:

($ in millions)	All 39 Hotels with Temporarily Suspended Operations

Hotel operations	$10
Real estate taxes, personal property taxes and insurance	5.5
General and administrative expenses, cash	1.5
Monthly recurring cash expenses	$17
Debt service	5
Average monthly recurring cash expenses including debt service	$22

Loan Modifications and Amendments
On June 30, 2020, the Company finalized amendments (the "Amendments") to each of its corporate credit agreements, including its $500 million Revolving Credit Facility and four corporate credit facility term loans totaling $575 million.
The Company received unanimous consent for the Amendments from each of its 16 unsecured lenders.
The Amendments, among other things, provide waivers of the existing quarterly tested financial covenants beginning in the second quarter of 2020 through and including the first quarter of 2021, unless earlier terminated by the Company, provide for a gradual return to pre-amendment covenant levels by mid-2022, and extended the maturity date for its $175 million corporate credit facility term loan from February 2021 to February 2022.
The Amendments allowed the Company to maintain cash liquidity with no required immediate paydown on its Revolving Credit Facility. Additionally, the Amendments provide the Company the ability to complete its 2020 capital expenditure projects and the flexibility to utilize capital in 2021 for additional capital expenditure projects.
Additionally, the Amendments required an increase to the credit spread on each of the corporate credit facilities, the addition of a LIBOR floor on each facility, and certain additional restrictions and covenants through at least the first quarter of 2021 relating to dividends, share repurchases, the incurrence of additional debt or liens, acquisitions, capital expenditures, use of proceeds from asset sales, new debt, or equity issuances, and the addition of a minimum liquidity requirement.
Also during the second quarter, the Company completed loan modifications for seven of its eight secured mortgage loans. Subsequent to quarter end, the Company completed the modification of its remaining mortgage loan. The terms of the modifications vary by lender, and include items such as the deferral of monthly interest and/or amortization payments for three to nine months, temporary elimination of requirements to make FF&E reserve contributions, ability to temporarily utilize existing FF&E reserve funds for hotel operating expenses, subject to certain restrictions and conditions, including requirements to replenish any funds used, waivers for existing quarterly financial covenants for up to three quarters, and adjustments to certain covenant calculations following waiver periods.
Capital Markets
During the second quarter, the Company did not repurchase any shares of common stock. Year to date, the Company repurchased a total of 165,516 shares of common stock for total consideration of $2.3 million. As of June 30, 2020, the Company had approximately $94.7 million remaining under its share repurchase authorization. The Company does not anticipate utilizing the share repurchase program during the remainder of 2020.
During the three and six months ended June 30, 2020, the Company did not issue any shares of its common stock through its At-The-Market ("ATM") program. As of June 30, 2020, the Company had approximately $62.6 million remaining available for sale under the ATM program.
Capital Expenditures
During the three and six months ended June 30, 2020, the Company invested $19 million and $41 million in its portfolio, respectively.
The Company continued its transformational renovation at Park Hyatt Aviara Resort, Golf Club & Spa.  The guestrooms, corridors, and meeting space were substantially completed during the first quarter.  Renovation of the lobby and reception area, including the lobby lounge and bar, continued during the quarter and is anticipated to be substantially completed in the first half of the third quarter.  The renovation of the pool area and water amenities is anticipated to be completed early in the fourth quarter.  The conversion of the existing specialty restaurant into a new three-meal restaurant concept began in the second quarter and is expected to be completed in the fourth quarter.
The Company began the guestroom renovation at Marriott Woodlands Waterway Hotel & Convention Center during the quarter and it was substantially completed early in the third quarter.  The renovation of the existing ballroom and meeting space at Hyatt Regency Grand Cypress also commenced during the quarter with the majority of the construction and completion anticipated to occur during the third quarter.

Impairment Loss
During the second quarter, the Company recorded a non-cash goodwill impairment charge of $3.7 million related to Bohemian Hotel Savannah Riverfront, Autograph Collection. The goodwill impairment was directly attributed to the ongoing effect of the pandemic coupled with changes in the supply and demand dynamics in the Savannah, Georgia market since the acquisition of the hotel in 2012, both of which are expected to reduce the future projected operating income.
2020 Outlook and Guidance
The Company does not expect to issue earnings guidance until it has more clarity on fundamentals and trends within the industry.

•	General and administrative expenses are projected to be approximately $17.5 million, excluding non-cash share-based compensation and non-recurring restructuring costs.

•	Interest expense is projected to be approximately $53 million, excluding non-cash loan related costs. Interest expense reflects recently completed loan modifications and amendments.

•	Capital expenditures are projected to be approximately $70 million.
Second Quarter 2020 Earnings Call
The Company will conduct its quarterly conference call on Thursday, July 30, 2020 at 1:00 PM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels comprising 11,245 rooms across 16 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook related to the effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, the timing of hotel reopenings, the level of expenses incurred in connection with hotel reopenings, capital expenditures, timing of renovations, status of transactions and escrow deposits, and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the impact of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence; (ii) actions that governments, businesses, and individuals take in response to the COVID-19 pandemic or any future resurgence, including limiting or banning travel; (iii) the impact of the COVID-19 pandemic and actions taken in response to the pandemic or any future resurgence on global, national, or regional economies, travel and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; (iv) the ability of hotel managers to successfully navigate the impacts of the COVID-19 pandemic;

(v) the pace of recovery following the COVID-19 pandemic or any future resurgence; (vi) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (vii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions, prolonged periods of civil unrest in our markets, and cancellation of or delays in the completion of anticipated demand generators, (viii) the availability and terms of financing and capital and the general volatility of securities markets, (ix) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (x) interest rate increases, (xi) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xii) ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xiii) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (xiv) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, or cyber incidents; (xv) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (xvi) levels of spending in business and leisure segments as well as consumer confidence (xvii) declines in occupancy and average daily rate, (xviii) the seasonal and cyclical nature of the real estate and hospitality businesses, (xix) changes in distribution arrangements, such as through Internet travel intermediaries, (xx) relationships with labor unions and changes in labor laws, (xxi) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied, and (xxii) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111.
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2020 and December 31, 2019

($ amounts in thousands)

	June 30, 2020	December 31, 2019
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$483,052	$483,052
Buildings and other improvements	3,313,232	3,270,056
Total	$3,796,284	$3,753,108
Less: accumulated depreciation	(899,650)	(826,738)
Net investment properties	$2,896,634	$2,926,370
Cash and cash equivalents	305,888	110,841
Restricted cash and escrows	60,918	84,105
Accounts and rents receivable, net of allowance for doubtful accounts	7,319	36,542
Intangible assets, net of accumulated amortization	7,675	28,997
Other assets	87,887	76,151
Total assets	$3,366,321	$3,263,006
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,631,150	$1,293,054
Accounts payable and accrued expenses	60,079	88,197
Distributions payable	245	31,802
Other liabilities	90,623	74,795
Total liabilities	$1,782,097	$1,487,848
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 113,730,716 and 112,670,757 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	1,138	1,127
Additional paid in capital	2,079,281	2,060,924
Accumulated other comprehensive loss	(20,254)	(4,596)
Accumulated distributions in excess of net earnings	(484,995)	(318,434)
Total Company stockholders' equity	$1,575,170	$1,739,021
Non-controlling interests	9,054	36,137
Total equity	$1,584,224	$1,775,158
Total liabilities and equity	$3,366,321	$3,263,006

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income
For the Three and Six Months Ended June 30, 2020 and 2019
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues:
Rooms revenues	$6,956	$184,027	$131,470	$355,168
Food and beverage revenues	2,097	99,397	75,825	202,860
Other revenues	5,772	20,861	22,881	39,944
Total revenues	$14,825	$304,285	$230,176	$597,972
Expenses:
Rooms expenses	7,116	41,665	42,191	82,320
Food and beverage expenses	7,749	63,381	60,722	126,795
Other direct expenses	1,507	7,900	6,900	15,018
Other indirect expenses	26,718	71,836	96,807	144,229
Management and franchise fees	(161)	12,202	7,169	24,511
Total hotel operating expenses	$42,929	$196,984	$213,789	$392,873
Depreciation and amortization	37,263	39,689	74,353	79,689
Real estate taxes, personal property taxes and insurance	13,097	12,577	26,772	25,636
Ground lease expense	372	1,158	1,126	2,247
General and administrative expenses	9,829	8,046	17,980	15,621
Gain on business interruption insurance	—	(823)	—	(823)
Acquisition, terminated transaction and pre-opening expenses	848	284	848	284
Impairment and other losses	3,735	14,771	20,102	14,771
Total expenses	$108,073	$272,686	$354,970	$530,298
Operating (loss) income	$(93,248)	$31,599	$(124,794)	$67,674
Other income	2,242	188	2,369	283
Interest expense	(13,571)	(12,380)	(26,595)	(24,967)
Loss on extinguishment of debt	—	—	—	(214)
Net (loss) income before income taxes	$(104,577)	$19,407	$(149,020)	$42,776
Income tax benefit (expense)	3,090	(6,193)	10,402	(12,286)
Net (loss) income	$(101,487)	$13,214	$(138,618)	$30,490
Net loss (income) attributable to non-controlling interests	2,362	(437)	3,354	(1,011)
Net (loss) income attributable to common stockholders	$(99,125)	$12,777	$(135,264)	$29,479

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income - Continued
For the Three and Six Months Ended June 30, 2020 and 2019
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Basic and diluted earnings per share
Net (loss) income per share available to common stockholders - basic and diluted	$(0.88)	$0.11	$(1.20)	$0.26
Weighted average number of common shares (basic)	113,498,689	112,641,416	113,242,786	112,630,395
Weighted average number of common shares (diluted)	113,498,689	112,915,294	113,242,786	112,911,624

Comprehensive (Loss) Income:
Net (loss) income	$(101,487)	$13,214	$(138,618)	$30,490
Other comprehensive (loss) income:
Unrealized loss on interest rate derivative instruments	(1,679)	(9,451)	(18,800)	(14,533)
Reclassification adjustment for amounts recognized in net (loss) income (interest expense)	2,261	(1,188)	2,671	(2,602)
	$(100,905)	$2,575	$(154,747)	$13,355
Comprehensive loss (income) attributable to non-controlling interests	2,348	(87)	3,825	(447)
Comprehensive (loss) income attributable to the Company	$(98,557)	$2,488	$(150,922)	$12,908

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership Units because our Operating Partnership Units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, hotel property acquisition, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and comprehensive income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the December 2018 restatement whitepaper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to common stock and units holders.
We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition, terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, operating results from properties that are sold and other items we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted average common share count used to derive net income per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net (Loss) Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three and Six Months Ended June 30, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(101,487)	$13,214	$(138,618)	$30,490
Adjustments:
Interest expense	13,571	12,380	26,595	24,967
Income tax (benefit) expense	(3,090)	6,193	(10,402)	12,286
Depreciation and amortization	37,263	39,689	74,353	79,689
EBITDA	$(53,743)	$71,476	$(48,072)	$147,432
Impairment and other losses(1)	3,735	14,771	20,102	14,771
EBITDAre	$(50,008)	$86,247	$(27,970)	$162,203

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	(97)	(102)	(194)	(205)
Loss on extinguishment of debt	—	—	—	214
Acquisition, terminated transaction and pre-opening expenses(2)	848	284	848	284
Amortization of share-based compensation expense(2)	4,268	2,902	6,308	4,796
Non-cash ground rent and straight-line rent expense	80	128	158	254
Other non-recurring expenses(2)	1,891	—	2,333	—
Adjusted EBITDAre attributable to common stock and unit holders	$(43,018)	$89,459	$(18,517)	$167,546
Corporate-level costs and expenses	1,892	5,271	8,031	11,888
Income from transaction properties	1,170	(3,752)	2,705	(3,754)
Pro forma hotel level adjustments, net(3)	—	142	(281)	161
Gain on business interruption insurance	—	(823)	—	(823)
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$(39,956)	$90,297	$(8,062)	$175,018

(1)
During the three and six months ended June 30, 2020, the Company recorded goodwill impairments of $3.7 million for Bohemian Hotel Savannah Riverfront, Autograph Collection and $20.1 million two hotels, Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection, respectively. The goodwill impairments were directly attributed to the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel.

(2)
During the three and six months ended June 30, 2020, the Company restructured its corporate office in order to preserve capital over the long-term as a result of the material adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result during the three and six months ended June 30, 2020, the Company incurred accelerated amortization of $1.6 million and $1.9 million, respectively, of related share-based compensation expense and non-recurring expenses of $1.4 million and $1.8 million, respectively, for severance related costs. In addition, during the three and six months ended June 30, 2020, the Company incurred non-recurring legal costs of $0.5 million to amend the terms of its debt, respectively.

(3)	Includes the NOI guaranty payment at Andaz San Diego for the six months ended June 30, 2020 and a prior ownership adjustment for Fairmont Pittsburgh for the six months ended June 30, 2019.

(4)
See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three and six months ended June 30, 2020 and 2019 on page 17.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net (Loss) Income to FFO and Adjusted FFO
For the Three and Six Months Ended June 30, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(101,487)	$13,214	$(138,618)	$30,490
Adjustments:
Depreciation and amortization related to investment properties	37,166	39,587	74,159	79,484
Impairment of investment properties(1)	3,735	14,771	20,102	14,771
FFO attributable to common stock and unit holders	$(60,586)	$67,572	$(44,357)	$124,745
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	—	—	214
Acquisition, terminated transaction and pre-opening expenses(2)	848	284	848	284
Loan related costs, net of adjustment related to non-controlling interests(2)	460	602	1,083	1,227
Amortization of share-based compensation expense(3)	4,268	2,902	6,308	4,796
Non-cash ground rent and straight-line rent expense	80	128	158	254
Other non-recurring expenses(3)	1,891	—	2,333	—
Adjusted FFO attributable to common stock and unit holders	$(53,039)	$71,488	$(33,627)	$131,520
Weighted average shares outstanding - Diluted(4)	114,333	114,321	114,405	114,245
Adjusted FFO per diluted share	$(0.46)	$0.63	$(0.29)	$1.15

(1)
During the three and six months ended June 30, 2020, the Company recorded goodwill impairments of $3.7 million for Bohemian Hotel Savannah Riverfront, Autograph Collection and $20.1 million two hotels, Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection, respectively. The goodwill impairments were directly attributed to the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel.

(2)	Loan related costs included amortization of debt discounts and deferred loan origination costs.

(3)
During the three and six months ended June 30, 2020, the Company restructured its corporate office in order to preserve capital over the long-term as a result of the material adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result during the three and six months ended June 30, 2020, the Company incurred accelerated amortization of $1.6 million and $1.9 million, respectively, of related share-based compensation expense and non-recurring expenses of $1.4 million and $1.8 million, respectively, for severance related costs. In addition, during the three and six months ended June 30, 2020, the Company incurred non-recurring legal costs of $0.5 million to amend the terms of its debt, respectively.

(4)	Diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date		Outstanding as of June 30, 2020(2)

Mortgage Loans
Marriott Dallas Downtown	Fixed(3)	4.05%		January 2022		51,000
Kimpton Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023		57,759
Renaissance Atlanta Waverly Hotel & Convention Center	Partially Fixed(4)	3.74%		August 2024		100,000
Andaz Napa	Variable	2.07%		September 2024		56,000
The Ritz-Carlton, Pentagon City	Fixed(5)	4.95%		January 2025		65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025		60,269
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026		57,857
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027		115,889
Total Mortgage Loans		4.12%	(6)			$563,774
Corporate Credit Facilities
Revolving Credit Facility	Variable	2.50%		February 2022	(7)	500,000
Corporate Credit Facility Term Loan $175M	Fixed(8)	3.54%		February 2022	(9)	175,000
Corporate Credit Facility Term Loan $125M	Partially Fixed(10)	4.03%		October 2022		125,000
Corporate Credit Facility Term Loan $150M	Variable	2.45%		August 2023		150,000
Corporate Credit Facility Term Loan $125M	Partially Fixed(11)	3.92%		September 2024		125,000
Loan discounts and unamortized deferred financing costs, net(12)						(7,624)
Total Debt, net of loan discounts and unamortized deferred financing costs		3.39%	(6)			$1,631,150

(1)
Each of the Company's secured mortgage loans and corporate credit facilities were modified or amended during the second quarter or subsequent to quarter end. The rates shown represent the annual interest rates as of June 30, 2020. The variable index for secured mortgage loans is one-month LIBOR and the variable index for corporate credit facilities reflects a 25 to 50 basis point LIBOR floor which is applicable for the value of all corporate credit facilities not currently subject to an interest rate hedge. The Company's corporate credit facilities as amended, resulted in an increase in the spread to LIBOR as shown.

(2)	For certain secured mortgage loans, includes deferred interest balances in accordance with the respective amended loan agreement as applicable.

(3)	A variable interest loan for which the interest rate has been fixed for the entire term.

(4)	A variable interest loan for which the interest rate has been fixed on $90 million of the balance through January 2022, after which the rate reverts to variable.

(5)	A variable interest loan for which the interest rate has been fixed through January 2023.

(6)	Weighted average interest rate as of June 30, 2020.

(7)
The maturity date of the revolving credit facility can be extended through February 2023 at the Company's discretion, after the covenant compliance date specified in the revolving credit agreement, subject to certain conditions, including among other items, the absence of any default or event of default, and requires the payment of an extension fee.

(8)
A variable interest loan for which LIBOR has been fixed for the term of the loan. The spread to LIBOR is fixed at 2.25% for the remaining term of the loan as a result of the amendment completed in June 2020.

(9)	In June 2020, the Company modified the terms of this corporate credit facility term loan, which included an extension of the maturity date from February 15, 2021 to February 15, 2022.

(10)
A variable interest loan for which LIBOR has been fixed for the term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio after the covenant compliance date specified in the applicable Corporate Credit Facility Term Loan agreement.

(11)	A variable interest loan for which LIBOR has been fixed for certain interest periods through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(12)	Includes loan discounts upon modification and deferred financing costs, net of the accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Six Months Ended June 30, 2020 and 2019
($ amounts in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change		2020	2019	Change
Same-Property Revenues(1):
Rooms revenues	$6,953	$177,682	(96.1)%		$129,513	$345,212	(62.5)%
Food and beverage revenues	2,097	96,249	(97.8)%		74,681	197,931	(62.3)%
Other revenues	5,744	19,499	(70.5)%		22,552	37,932	(40.5)%
Total Same-Property revenues	$14,794	$293,430	(95.0)%		$226,746	$581,075	(61.0)%

Same-Property Expenses(1):
Rooms expenses	$6,934	$40,382	(82.8)%		$41,037	$80,025	(48.7)%
Food and beverage expenses	7,557	61,601	(87.7)%		59,043	123,711	(52.3)%
Other direct expenses	1,508	7,187	(79.0)%		6,900	13,908	(50.4)%
Other indirect expenses	25,628	68,688	(62.7)%		93,297	137,464	(32.1)%
Management and franchise fees	(162)	11,755	(101.4)%		7,074	23,807	(70.3)%
Real estate taxes, personal property taxes and insurance	12,975	12,473	4.0%		26,455	25,116	5.3%
Ground lease expense	310	1,047	(70.4)%		1,002	2,026	(50.5)%
Total Same-Property hotel operating expenses	$54,750	$203,133	(73.0)%		$234,808	$406,057	(42.2)%

Same-Property Hotel EBITDA(1)	$(39,956)	$90,297	(144.2)%		$(8,062)	$175,018	(104.6)%
Same-Property Hotel EBITDA Margin(1)	(270.1)%	30.8%	(30,086	) bps	(3.6)%	30.1%	(3,368	) bps

(1)
“Same-Property” includes all hotels owned as of June 30, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the three and six months ended June 30, 2020. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020 results and renovation disruption for multiple capital projects during the periods presented, and excludes the NOI guaranty payment at Andaz San Diego. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Total Revenues - GAAP	$14,825	$304,285	$230,176	$597,972
Hotel revenues from sold hotels	—	(10,855)	—	(16,897)
Other revenues	(31)	—	(3,430)	—
Total Same-Property Revenues	$14,794	$293,430	$226,746	$581,075

Total Hotel Operating Expenses - GAAP	$42,929	$196,984	$213,789	$392,873
Real estate taxes, personal property taxes and insurance	13,097	12,577	26,772	25,636
Ground lease expense, net(a)	310	1,047	1,002	2,026
Other expense / (income)	(75)	(63)	(128)	(125)
Corporate-level costs and expenses	(311)	(449)	(771)	(1,332)
Hotel expenses from sold hotels	(1,200)	(7,105)	(5,856)	(13,163)
Pre-opening and hotel rebranding expenses	—	142	—	142
Total Same-Property Hotel Operating Expenses	$54,750	$203,133	$234,808	$406,057

(a)	Excludes non-cash ground rent expense.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market
As of June 30, 2020

Market(2)	% of 2019 Hotel EBITDA	Number of Hotels	Number of Rooms
Houston, TX	10%	3	1,220
Orlando, FL	10%	3	1,141
Phoenix, AZ	9%	2	612
Dallas, TX	8%	2	961
San Francisco/San Mateo, CA	8%	1	688
Boston, MA	6%	2	466
San Jose-Santa Cruz, CA	6%	1	505
California North	6%	2	416
Atlanta, GA	5%	2	649
San Diego, CA	4%	2	486
Other	28%	18	3,501
Same-Property(1)	100%	38	10,645
Hyatt Regency Portland at the Oregon Convention Center		1	600
Total Portfolio		39	11,245

(1)	"Same-Property” includes all hotels owned as of June 30, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019.

(2)	As defined by STR, Inc.